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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Interpore International, Inc. to be filed with the Securities and Exchange Commission on or about March 14, 2000 and to the use and incorporation by reference therein from the Company's Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission, of our reports dated February 4, 2000, except for the first paragraph of Note 6, as to which the date is March 1, 2000, with respect to the consolidated financial statements and schedule of Interpore International, Inc.

                                          /s/ Ernst & Young LLP

Orange County, California
March 13, 2000